EXHIBIT 99.2

News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-2015

Contacts:
Media
Sheila Weidman
(404) 652-6322
Robin Keegan
(404) 652-4713
Investors
(404) 652-5555

Nov. 13, 2005

GEORGIA-PACIFIC TO OFFER TO PURCHASE $2.6 BILLION

OF NOTES AND DEBENTURES

ATLANTA - Georgia-Pacific Corp. (NYSE: GP) today announced that the company will make a tender offer to purchase approximately $2.6 billion of debt securities issued by Georgia-Pacific and its Fort James subsidiary.

The Georgia-Pacific debt issuances subject to the tender offer will be:

7.375% Senior Notes due 2008

8.000% Senior Notes due 2014

8.875% Senior Notes due 2010

9.375% Senior Notes due 2013

The Fort James debt issuances subject to the tender offer will be:

6.875% Senior Notes due 2007

9.250% Debentures due 2021

7.750% Notes due 2023

Georgia-Pacific also will be soliciting consents from the holders of the securities to eliminate the principal restrictive covenants in the indentures governing the debt securities.

Georgia-Pacific will make the offer to purchase the debt in connection with today’s announced acquisition of Georgia-Pacific by Koch Forest Products, Inc., a wholly owned subsidiary of Koch Industries, Inc. The company expects to launch the offer to purchase the notes and debentures no later than Nov. 18. Consummation of the offers is subject to certain conditions, including completion of the associated merger following consummation of Koch’s all-cash tender offer for shares of Georgia-Pacific common stock. Koch will provide the funding to pay for all bonds tendered.

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News

The dealer managers for the debt tender will be Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, Vanity Fair® and Lotus®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products manufacturing business has long been among the nation’s leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.GP.com

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offer for the outstanding debt securities described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to an offer to purchase and consent solicitation statement that will be available upon commencement of the tender offer. The offer to purchase and consent solicitation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to holders of the debt securities upon the commencement of the tender offer by contacting the information agent or the dealer managers for the tender offer, at their numbers listed on the offer to purchase and consent solicitation statement.

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